Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2025, with respect to the financial statements of Lexeo Therapeutics, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

New York, New York

June 26, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.